Exhibit 10.5
December 3, 2007
Mr. Alan M. Bennett
c/o H&R Block, Inc.
One H&R Block Way
Kansas City, Missouri 64105
          Re: Employment Agreement
Dear Alan:
This is your EMPLOYMENT AGREEMENT (this “Agreement”) with HRB Management, Inc., a Missouri corporation (the “Company”). It sets forth the terms of your employment with the Company and its Affiliates (as defined below) from time to time.
1. Your Position, Performance and Other Activities
     (a) Agreement as to Employment; Titles. Effective as of November 20, 2007 (the “Employment Date”), the Company hereby employs you to serve on an interim basis in the capacity of Chief Executive Officer of the Company and Chief Executive Officer of H&R BLOCK, INC., a Missouri Corporation (“Block”) and the indirect parent corporation of the Company, and you hereby accept such employment by the Company, subject to the terms of this Agreement. The Company reserves the right, in its sole discretion, to change your titles at the time the Company and Block appoint a permanent Chief Executive Officer.
     (b) Duties. During the Term prior to the appointment of a permanent Chief Executive Officer, you will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of chief executive officers in similarly sized companies, and such other duties, authorities and responsibilities as Block’s Board of Directors (the “Board”) designates from time to time that are not inconsistent with your positions.. In addition, you acknowledge and agree that following the appointment of a permanent Chief Executive Officer during the Term, you will resign as an officer of the Company and be employed by the Company as a senior-level advisor to the Company and aid in the transition to a permanent Chief Executive Officer. You will report to the Board and, following the appointment of a permanent Chief Executive Officer, to the Board and the Chief Executive Officer.
     (c) Performance. So long as you are employed under this Agreement, you agree to devote your full business time and efforts exclusively on behalf of the Company and to competently and diligently discharge your duties hereunder. You will not be prohibited from engaging in such personal, charitable, or other nonemployment activities that do not interfere with your full-time employment hereunder and that do not violate the other provisions of this Agreement or the H&R Block, Inc. Code of Business Ethics & Conduct, which you acknowledge having read and understood. You will comply in all material respects with all reasonable policies of the Company as are from time to time in effect and applicable to your position. You understand that the business of Block, the Company, and/or any other direct or indirect subsidiary of Block (each such other subsidiary an “Affiliate”) may be subject to governmental regulation, some of which may require you to submit to background investigation as a condition of Block, the Company, and/or Affiliates’ participation in certain activities subject to such regulation. If you, Block, the Company, or Affiliates are unable to participate, in whole or in part, in any such activity solely as the result of any action or inaction on your part, then this Agreement and your employment hereunder may be terminated by the Company without notice.
2. Term of Your Employment
     Your employment under this Agreement will begin on the Employment Date and end on May 20, 2008 (the “Term”).
3. Your Compensation
     (a) Base Salary. The Company will pay to you a gross salary during the Term of $450,000 (“Base Salary”), payable semimonthly or at any other pay periods as the Company may use for its other executive-level employees.
     (b) Guaranteed Bonus. The Company will pay to you a guaranteed bonus of $562,500 (the “Guaranteed Bonus”) on the last day of the Term unless your employment is terminated by the Company for Cause (as defined below) or you voluntarily terminate before such date.
     (c) Long-Term Incentive. As authorized under the H&R Block 2003 Long-Term Executive Compensation Plan, as amended (the “2003 Plan”), you will be granted on December 3, 2007 (the “Grant Date”) a non-qualified stock option (the “Stock Option”) under the 2003 Plan to purchase 150,000 shares of Block’s common stock at an option price per share equal to its closing price on the New York Stock Exchange on the Grant Date, such option to expire on the fifth anniversary of the date of grant, to vest and become exercisable as to the shares covered thereby on the last day of the Term and to have such other terms and conditions as are set forth in an award agreement substantially in the form attached hereto as Exhibit A.
     (d) Housing and Certain Travel Expenses. During the Term, (i) the Company will make available reasonable and customary furnished housing for your use when you are at the Company’s headquarters in Kansas City, Missouri in connection with the business of the Company and its Affiliates and (ii) you and your family will be entitled to the use of the Company’s Net Jet share for one round trip per week between your Connecticut or Florida residences and Kansas City, Missouri. To the extent that you incur taxable income related to any benefits provided in this Section 3(d), the Company will pay to you such additional amount as is necessary to “gross up” such benefits and cover the anticipated income and employment tax liability resulting from such taxable income so that the economic benefit to you is the same as if such payments were provided to you on a non-taxable basis. Such amount will be paid to you promptly but, in any event, no later than by the end of the calendar year next following the calendar year in which you remit the income tax due in respect these benefits.

     (e) Automobile. The Company will promptly pay directly, or reimburse you for, the cost of a full-size rental car for the Term for your use when you are at the Company’s headquarters in Kansas City, Missouri in connection with the business of the Company and its Affiliates.
     (f) Business Expenses. The Company will promptly pay directly, or reimburse you for, all business expenses, to the extent such expenses are paid or incurred by you during the Term in accordance with the Company’s policy in effect from time to time and to the extent such expenses are reasonable and necessary to your conduct of the Company’s business.
     (g) Health Benefits. The Company will promptly reimburse you for any out-of-network charges you may incur while you are in Kansas City, Missouri in connection with the business of the Company and its Affiliates under the terms of the retiree medical program in which you participate.
     (h) Other Benefits. During the Term and subject to the discretionary authority given to the applicable benefit plan administrators, the Company will make available to you such insurance, sick leave, deferred compensation, vacation and other like benefits as are approved and provided from time to time to the other executive-level employees of the Company or Affiliates. Coverage and eligibility for any such benefits are subject to the terms of the various plans as they may be amended from time to time pursuant to their respective terms.
4. Termination of Employment
     (a) Without Notice. The Company may, at any time, in its sole discretion, terminate your employment without notice for Cause. For purposes of this Agreement, the term “Cause” means:
     (1) your commission of an act materially and demonstrably detrimental to the good will of Block, the Company or any Affiliate, which act constitutes gross negligence or willful misconduct by you in the performance of your material duties to Block, the Company or any Affiliate; or
     (2) your commission of any act of dishonesty or breach of trust resulting or intending to result in material personal gain or your material enrichment at the expense of Block, the Company or any Affiliate; or
     (3) your material violation of Sections 5 or 6 of this Agreement which violation, if curable, is not cured by you within 30 days of the Company providing you with written notice of such material violation; or
     (4) your inability or the inability of Block, the Company, and/or an Affiliate to participate, in whole or in part, in any activity subject to governmental regulation and material to the business of Block, the Company and/or any Affiliate solely as the result of any action or inaction by you, as described in Section 1(c), which action or inaction, if curable, is not cured by you within 30 days of the Company providing you with written notice of such action or inaction.

     (b) With Notice. Either party may terminate your employment for any reason, or no reason, by providing not less than 30 days’ prior written notice of such termination to the other party, and, if such notice is properly given, your employment hereunder will terminate as of the close of business on the 30th day after such notice is deemed to have been given or such later date as is specified in such notice. Notwithstanding the foregoing, if you give written notice of termination as the result of a material breach of this Agreement by the Company within 30 days of such breach and the Company fails to cure such breach within 30 days of such notice, your termination will be effective at the end of such 30-day cure period and will be treated as a termination by the Company without Cause for purposes of this Agreement.
     (c) Severance. Upon a termination of your employment prior to the end of the Term by the Company without Cause or as the result of your death or “total and permanent disability” (as defined under any long-term disability plan maintained by the Company or Block for executives of the Company), you will be entitled to the following benefits: (i) a lump sum payment equal to the sum of: (x) the Base Salary payable for the remainder of the Term and (y) the Guaranteed Bonus and (ii) full vesting of the Stock Option, provided that you execute an agreement with the Company under which you release all known and potential claims related to your employment against Block, the Company and any Affiliate substantially in the form attached hereto as Exhibit B; execution of such release by you to occur within 25 days after termination of your employment and payment to be made to you within 10 days of such execution.
5. Confidentiality
     (a) Background and Relationship of Parties. The parties hereto acknowledge (for all purposes including, without limitation, Sections 5 and 6 of this Agreement) that Block, the Company, or Affiliates have been and will be engaged in a continuous program of acquisition and development respecting their businesses, present and future, and that, in connection with your employment by the Company, you will be expected to have access to all information of value to the Company and Block and that your employment creates a relationship of confidence and trust between you and Block with respect to any information applicable to the businesses of Block, the Company, or Affiliates. You will possess or have unfettered access to information that has been created, developed, or acquired by Block, the Company, or Affiliates or otherwise become known to Block, the Company, or Affiliates and which has commercial value in the businesses in which Block, the Company, or Affiliates have been and will be engaged and has not been publicly disclosed by Block. All information described above is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes trade secrets, customer lists and information, employee lists and information, developments, systems, designs, software, databases, know-how, marketing plans, product information, business and financial information and plans, strategies, forecasts, new products and services, financial statements, budgets, projections, prices, and acquisition and disposition plans. Proprietary Information does not include any portions of such information which are now or hereafter made public by third parties in a lawful manner or made public by parties hereto without violation of this Agreement.

     (b) Proprietary Information is Property of Block.
     (1) All Proprietary Information is the sole property of Block (or the applicable Affiliate) and its assigns, and Block (or the applicable Affiliate) is the sole owner of all patents, copyrights, trademarks, names, and other rights in connection therewith and without regard to whether Block (or any Affiliate) is at any particular time developing or marketing the same. You hereby assign to Block any rights you may have or may acquire in such Proprietary Information. At all times during and after your employment with the Company or any Affiliate, you will keep in strictest confidence and trust all Proprietary Information and you will not use or disclose any Proprietary Information without the written consent of Block, except as may be necessary in the ordinary course of performing duties as an employee of the Company or as may be required by law or the order of any court or governmental authority.
     (2) In the event of any termination of your employment hereunder, you will promptly deliver to the Company all copies of all documents, notes, drawings, programs, software, specifications, documentation, data, Proprietary Information, and other materials and property of any nature belonging to Block or any Affiliate and obtained during the course of your employment with the Company. In addition, upon such termination, you will not remove from the premises of Block or any Affiliate any of the foregoing or any reproduction of any of the foregoing or any Proprietary Information that is embodied in a tangible medium of expression.
6. Non-Hiring; Non-Solicitation; No Conflicts
     (a) General. The parties hereto acknowledge that, during the course of your employment by the Company, you will have access to information valuable to the Company and Block concerning the employees of Block and Affiliates (“Block Employees”) and, in addition to your access to such information, you may, during (and in the course of) your employment by the Company, develop relationships with such Block Employees whereby information valuable to Block and Affiliates concerning the Block Employees was acquired by you. Such information includes, without limitation: the identity, skills, and performance levels of the Block Employees, as well as compensation and benefits paid by Block to such Block Employees. You agree and understand that it is important to protect Block, the Company, Affiliates and their employees, agents, directors, and clients from the unauthorized use and appropriation of Block Employee information, Proprietary Information, and trade secret business information developed, held, or used by Block, the Company, or Affiliates, and to protect Block, the Company, and Affiliates and their employees, agents, directors, and customers you agree to the covenants described in this Section 6.
     (b) Non-Hiring. During the Term, and for a period of 1 year after your last day of employment with the Company, you may not directly or indirectly recruit, solicit, or hire any Block Employee or otherwise induce any such Block Employee to leave the employment of Block (or the applicable employer-subsidiary of Block) to become an employee of or otherwise be associated with any other party or with you or any company or business with which you are or may become associated. The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     (c) Non-Solicitation. During the Term, and for a period of 1 year after your last day of employment with the Company, you may not directly or indirectly solicit or enter into any arrangement with any person or entity which is, at the time of the solicitation, a significant customer of the Company or an Affiliate for the purpose of engaging in any business transaction of the nature performed by the Company or such Affiliate, or contemplated to be performed by the Company or such Affiliate, for such customer, provided that this Section 6(c) will only apply to customers for whom you personally provided services while employed by the Company or an Affiliate or customers about whom or which you acquired material information while employed by the Company or an Affiliate. The running of the 1-year period will be suspended during any period of violation and/or any period of time required to enforce this covenant by litigation or threat of litigation.
     (d) No Conflicts. You represent in good faith that, to the best of your knowledge, your performance of all the terms of this Agreement will not breach any agreement to which you are or were a party and which requires you to keep any information in confidence or in trust. You have not brought and will not bring to the Company or Block nor will you use in the performance of employment responsibilities at the Company any proprietary materials or documents of a former employer that are not generally available to the public, unless you have obtained express written authorization from such former employer for their possession and use. You have not and will not breach any obligation of confidentiality that you may have to former employers and you will fulfill all such obligations during your employment with the Company.
     (e) Reasonableness of Restrictions. You and the Company acknowledge that the restrictions contained in this Agreement are reasonable, but should any provisions of any Section of this Agreement be determined to be invalid, illegal, or otherwise unenforceable or unreasonable in scope by any court of competent jurisdiction, the validity, legality, and enforceability of the other provisions of this Agreement will not be affected thereby and the provision found invalid, illegal, or otherwise unenforceable or unreasonable will be considered by the Company and you to be amended as to scope of protection, time, or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that court and, as so amended, will be enforced.
7. Miscellaneous
     (a) Third-Party Beneficiary. The parties hereto agree that Block is a third-party beneficiary as to the obligations imposed upon you under this Agreement and as to the rights and privileges to which the Company is entitled pursuant to this Agreement, and that Block is entitled to all of the rights and privileges associated with such third-party-beneficiary status.
     (b) Entire Agreement. This Agreement supersedes all previous employment agreements, whether written or oral between you and the Company and constitutes the entire agreement and understanding between the Company and you concerning the subject matter hereof. No modification, amendment, termination, or waiver of this Agreement will be binding unless in writing and signed by you and a duly authorized officer of the Company. Failure of the Company, Block, or you to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such terms, covenants, and conditions. If, and to the extent that, any other written or oral agreement between you and Company or Block is inconsistent with or contradictory to the terms of this Agreement, the terms of this Agreement will apply.
     (c) Specific Performance. The parties hereto acknowledge that money damages alone will not adequately compensate the Company or Block or you for breach of any of the covenants and agreements set forth in Sections 5 and 6 herein and, therefore, in the event of the breach or threatened breach of any such covenant or agreement by either party, in addition to all other remedies available at law, in equity or otherwise, a wronged party will be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms hereof.
     (d) Successors and Assigns. This Agreement is binding upon you and your heirs, executors, assigns and administrators or your estate and property and will inure to the benefit of the Company, Block and their successors and assigns. You may not assign or transfer to others the obligation to perform your duties hereunder. The Company may assign this Agreement to an Affiliate with your consent, in which case, after such assignment, the “Company” means the Affiliate to which this Agreement has been assigned.
     (e) Withholding Taxes. From any payments due hereunder to you from the Company, there will be withheld amounts reasonably believed by the Company to be sufficient to satisfy liabilities for federal, state, and local taxes and other charges and customary withholdings. You remain primarily liable to such authorities for such taxes and charges to the extent not actually paid by the Company. This Section 7(e) does not affect the Company’s obligation to “gross up” any benefits paid to you pursuant to Section 3(d).
     (f) Indemnification. To the fullest extent permitted by law and Block’s Bylaws, the Company hereby indemnifies during and after the period of your employment hereunder you from and against all loss, costs, damages, and expenses including, without limitation, legal expenses of counsel selected by the Company to represent your interests (which expenses the Company will, to the extent so permitted, advance to executive as the same are incurred) arising out of or in connection with the fact that you are or were a director, officer, attorney, employee, or agent of the Company or Block or serving in such capacity for another corporation at the request of the Company or Block. Notwithstanding the foregoing, the indemnification provided in this Section 7(f) will not apply to any loss, costs, damages, and expenses arising out of or relating in any way to your employment by any former employer or the termination of any such employment.
     (g) Right to Offset. To the extent not prohibited by applicable law and in addition to any other remedy, the Company has the right but not the obligation to offset any amount that you owe the Company under this Agreement against any amounts due you by Block, the Company, or Affiliates.

     (h) Notices. All notices required or desired to be given hereunder must be in writing and will be deemed served and delivered if delivered in person or mailed, postage prepaid to you at: your address then on file with the Company’s payroll department and to the Company at: HRM Management, Inc., c/o H&R Block, Inc., One H&R Block Way, Kansas City, Missouri 64105, Attn: Corporate Secretary; or to such other address and/or person designated by either party in writing to the other party. Any notice given by mail will be deemed given as of the date it is so mailed and postmarked or received by a nationally recognized overnight courier for delivery.
     (i) Counterparts. This Agreement may be signed in counterparts and delivered by facsimile transmission confirmed promptly thereafter by actual delivery of executed counterparts.
     (j) Section 409A. Notwithstanding anything in this Agreement to the contrary, if any provision would result in the imposition of an applicable tax under Section 409A of the Internal Revenue Code of 1986, as amended and related Treasury guidance (“Section 409A ”), that provision will be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A will be taken without your consent if it will adversely affect your rights to any compensation or benefits hereunder. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Section 409A, (i) the amount of any such expenses eligible for reimbursement in one calendar year will not affect the expenses eligible for reimbursement, or the provision of any in-kind benefit, in any other taxable year, (ii) in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which the Executive incurred such expenses, and (iii) in no event will any right to reimbursement, or the provision of any in-kind benefit, be subject to liquidation or exchange for another benefit.
     (k) Arbitration. The parties hereto may attempt to resolve any dispute hereunder informally via mediation or other means. Otherwise, any controversy or claim arising out of or relating to this Agreement, or any breach thereof, will, except as provided in Section 7(c), be adjusted only by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration will be held in Kansas City, Missouri, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) will, in their award, allocate between the parties the costs of arbitration, which will include reasonable attorneys’ fees of the parties, as well as the arbitrator’s fees and expenses, in such proportions as the arbitrator deems just.

     (l) Choice of Law. This Agreement will be governed by, construed and enforced in accordance with the Laws of the State of Missouri, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

Very truly yours, HRB Management, Inc.
/s/ Carol Graebner
Name:	Carol Graebner
Title:	EVP & GENERAL COUNSEL

BY SIGNING THIS AGREEMENT, I HEREBY CERTIFY THAT I (A) HAVE RECEIVED A COPY OF THIS AGREEMENT FOR REVIEW AND STUDY BEFORE SIGNING IT, (B) HAVE READ THIS AGREEMENT CAREFULLY BEFORE SIGNING IT, (C) HAVE HAD SUFFICIENT OPPORTUNITY TO REVIEW THE AGREEMENT WITH ANY ADVISOR I DESIRED TO CONSULT, INCLUDING LEGAL COUNSEL, (D) HAVE HAD SUFFICIENT OPPORTUNITY BEFORE SIGNING IT TO ASK ANY QUESTIONS ABOUT THIS AGREEMENT AND HAVE RECEIVED SATISFACTORY ANSWERS TO ALL SUCH QUESTIONS, AND (E) UNDERSTAND MY RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT.

Accepted and agreed to:
/s/ Alan Bennett
Alan Bennett
December 3, 2007

Accepted and agreed to (solely for purposes of Sections 1 and 3(c) hereof): H&R Block, Inc.
/s/ Carol Graebner
Name:	Carol Graebner
Title:	EVP and General Counsel

Exhibit A
Form of Award Agreement

Exhibit B
Form of Mutual Release of Claims
     This Release is dated as of the [•] day of [•], 200[•], by HRB Management, Inc., a Missouri corporation (the “Company ”) and Alan M. Bennett (“Bennett”). The parties acknowledge that this Release is being executed in accordance with Section 4(c) of Bennett’s employment agreement with the Company dated December 3, 2007 (the “Employment Agreement”).
     1. Release of the Company. (a) Bennett, for himself and for his heirs, dependents, assigns, agents, executors, administrators, trustees and legal representatives (collectively, the “Releasors”) hereby forever releases, waives and discharges the Released Parties (as defined below) from each and every claim, demand, cause of action, fees, liabilities or right of any sort (based upon legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), known or unknown, which Releasors ever had, now have, or hereafter may have against the Released Parties by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter from the beginning of the world up to and including the Effective Date, including without limitation, those in connection with, or in any way related to or arising out of, Bennett’s employment or termination of employment or any other agreement, understanding, relationship, arrangement, act, omission or occurrence, with the Released Parties.
     (b) Without limiting the generality of the previous paragraph, this Release is intended to and shall release the Released Parties from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter have against the Released Parties including, but not limited to: (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, as amended (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Released Parties subject to the terms and conditions of such plan and applicable law) and the Family and Medical Leave Act; (ii) any claim under the Missouri Service Letter Statute, the Missouri Human Rights Act and the Civil Rights Ordinance of Kansas City, Missouri; (iii) any other claim (whether based on federal, state or local law or ordinance, statutory or decisional) relating to or arising out of Bennett’s employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited to, breach of contract (express or implied), tort, wrongful discharge, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.
     (c) Bennett acknowledges that he has not filed any claims against any of the Released Parties and that this Release does not prohibit him from filing a charge of discrimination with the Equal Employment Opportunity Commission. The Company and Bennett agree that the foregoing release does not include and Bennett is not releasing (i)any indemnification rights that he may be entitled to as an officer of the Company and its affiliates as applicable, (ii) the

Company’s obligations to pay severance to Bennett pursuant to Section 4(c) of the Employment Agreement, or (iii) the Company’s obligations under the Stock Option Award Agreement effective as of December 3, 2007.
     (d) For purposes of this Release, the “Released Parties” means the Company, all current and former parents, subsidiaries, related companies, partnerships, joint ventures and employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs), and, with respect to each of them, their predecessors and successors, and, with respect to each such entity, all of its past, present, and future employees, officers, directors, members, stockholders, owners, representatives, assigns, attorneys, agents, insurers, and any other person acting by, through, under or in concert with any of the persons or entities listed in this paragraph, and their successors (whether acting as agents for such entities or in their individual capacities).
     2. Release of Bennett. The Company hereby releases, waives, discharges Bennett from every known and unknown claim, action, or right of any sort arising on or before the Effective Date out of his employment or termination of employment with the Company or his serving as an officer of the Company or an affiliate of the Company; provided, however, notwithstanding the generality of the foregoing, nothing herein will be deemed to release Bennett from (a) any intentional or knowing violation of law or (b) any intentional acts of misconduct engaged in by Bennett while employed as an employee of the Company or while serving as an officer of the Company or an affiliate, including misappropriation, fraud or theft.
     3. Acknowledgement. Bennett acknowledges that he has read this Release carefully, knows and understands its contents and effects and has been advised by the Company in writing to consult independent legal counsel of his choice before signing this Release. Bennett further acknowledges that he has had the opportunity to consult, and he has consulted with, independent legal counsel and to consider the terms of this Release for a period of at least 21 days.
     4. Effective Date. Bennett further acknowledge that this Release will not become effective until the eighth day following my execution of this Release (the “Effective Date”), and that he may at any time prior to the Effective Date revoke this Release by delivering written notice of revocation to: HRB Management, Inc., One H&R Block Way, Kansas City Missouri 64105, to the attention of the General Counsel.. In the event that Bennett revokes this Release prior to the eighth day after its execution, this Release and the promises contained in Section 4(c) of the Employment Agreement, will automatically be null and void. Further, notwithstanding the foregoing, this Release shall be effective as of the Effective Date and only if executed by both parties.

     This Release is final and binding and may not be changed or modified.

Date:	HRB Management, Inc.
By:
Its:

Date:
Alan M. Bennett

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